Exhibit 10.69
CONTRACT TO SELL REAL ESTATE
     This Contract to Sell Real Estate (the “Contract”), made as of this 11th day of October, 2011 (“Contract Date”) by and between: WESTERN DIAMOND LLC, a Nevada limited liability company, and WESTERN LAND COMPANY, LLC, a Kentucky limited liability company, (hereinafter “Sellers”) agree to sell, and WESTERN MINERAL DEVELOPMENT, LLC, a Delaware limited liability company (“Buyer”), agrees to buy, a partial undivided interest in that certain real property and coal reserves described in the Exhibit A attached hereto and made a part hereof (the “Property”), subject to the exclusions and exceptions set forth thereon, as further described below.
     1. Sale of Partial Undivided Interest in Property and Calculation of Purchase Price. Sellers shall sell to Buyer a partial undivided interest in the Property equal to a fraction, the numerator of which shall be equal to the amount of the net proceeds received by Buyer and/or its parent companies or affiliates from the Offering (hereinafter defined) (the “Purchase Price”), and the denominator of which is a dollar amount the Parties agree represents the aggregate fair market value of the Property (the “Purchased Interest”).
     2. Title. Sellers shall convey to Buyer title to the Property by Corporation Special Warranty Deed; subject, however, to those (if any) rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations and exceptions which are of record on this Contract Date, and to all rights of persons in possession and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the Property. Sellers shall have no obligation to furnish Buyer any evidence of its title to the Property. Buyer agrees that they will have their attorney conduct whatever examination of title to the Property or purchase title insurance as Buyer deems necessary. The cost of such title insurance or attorney’s opinion shall be at Buyer’s expense.
     3. Closing. This Contract shall be fulfilled, the sale closed and possession of the property given, on or before ninety (90) days after Buyer and/or its parent companies or affiliates receives the net proceeds of the Offering (hereinafter defined) (the “Closing Date”), or at such date as the Parties shall mutually agree. The Closing shall not occur unless and until the representations and warranties of the Parties are true and correct in all material respects as of the Closing Date.
     Upon closing this Contract each party shall have been deemed to have waived any and all defects of performance hereunder by the other party, other than the payment of good funds, but including defects of title.
     4. Closing Costs. Sellers and Buyer shall pay prorata the real estate taxes on the Property due and payable for the 2011 tax year. Buyer shall pay all subsequent installments of real estate taxes, any special assessments, title examination expenses of Buyer’s counsel, any surveying expenses and deed recording fees.
     5. Risk of Loss or Damage. Sellers will, at Sellers’ expense, maintain such policies of insurance on the Property and improvements thereon as are currently in force until the Closing

Date. The risk of loss or damage to the Property or to any or all improvements thereon between the Contract Date and Closing Date shall be on Sellers. The occurrence of any loss or damage, whether substantial or insubstantial, shall not avoid, terminate, or impair this Contract, nor entitle Buyer to any reduction in the Price.
     6. Condition of Property.
     a. The Property is sold “as is.” Sellers make no warranty that the above- referenced land is either safe or suitable for the purposes for which it is intended to be used, or for any other purpose or use. The land may be unsuitable for reasons including but not limited to rough, unnatural and unstable surfaces, inadequate subjacent or lateral support, circumstances relating to the environmental quality of the land, or other conditions arising out of the prior use of the land.
     b. Sellers agree to permit Buyer, its employees, servants, representatives or contractors to enter upon the Property at a reasonable time and in a reasonable manner for the purpose of performing such tests, borings, surveys, studies, sampling, inspections as the Buyer deems necessary; provided, however, such acts do not unreasonably interfere with the Sellers’ current use of the land or ongoing operations on the property.
     c. Buyer agrees to defend, indemnify and hold Sellers harmless from and against all claims, liabilities, law suits, losses, damages, and expenses, including attorney’s fees, arising either directly or indirectly, out of actions, or omissions, taken by Buyer, their employees, servants, representatives or contractors, pursuant to this agreement. The provisions of this paragraph shall survive the expiration, termination or cancellation of the agreement and shall apply to any action taken by any government agency after the Closing Date.
     7. Conditions Precedent. This Contract and the mutual obligations set forth herein shall be expressly contingent on the consummation and closing of the offering of units representing limited partner interests in Armstrong Resource Partners, L.P. pursuant to an initial public offering with FBR Capital Markets & Co. and Raymond James acting as the co-lead underwriters (the “Offering”). Should the foregoing condition precedent not be satisfied by no later than March 1, 2012, then the Parties agree that this Contract shall be null and void, and none of the Parties shall owe any further obligations to the others hereunder.
     8. Ancillary Provisions of this Contract. This Contract and the attached Exhibit A constitute the entire agreement between the Parties, supersede all representations, notices, advertisements, bids, agreements, memoranda and correspondence between, by or for the Parties relating to the Property, and shall be construed in accordance with the laws of the Commonwealth of Kentucky. No amendment or modification of this Contract shall be binding unless made in writing. Waiver by either party or performance by the other party of any of the provisions of this Contract shall not be construed as a waiver of any further right to insist upon full performance of the terms of this Contract. No adjustment in the Purchase Price shall later be made for any variances in acreage from that set forth in the deeds described on Exhibit A; and the Purchase Price shall be construed as a lump sum amount paid for the Property as described in

Exhibit A. Each party shall be entitled to insist strictly upon the timeliness of performance by the other Party of the other Party’s obligations.
     Each Party hereby indemnifies and holds harmless the other Party from all claims for commissions, fees, expenses and liability of any broker, agent or finder, or person claiming to such, by or through such indemnifying Party.
     Neither Party shall record this Contract. Neither Party shall assign this Contract, or any of rights hereunder, without the prior written consent of the other Party, except to their affiliates, subsidiaries or parent companies. Any such assignment or attempted or purported assignment shall be void as to the other Party and, moreover, shall constitute a material breach of this Contract.
     If Sellers breach this Contract, Buyer’s remedy shall be limited to enforcing specifically this Contract. If Buyer breaches this Contract, Sellers may recover Seller’s damages.
     If the parties do not execute this Contract contemporaneously, then the party first executing and delivering this Contract to the other shall be deemed to have made an offer to enter into this Contract which shall be irrevocable for a period of ninety (90) days following the date of such execution. This offer may be accepted by the other party by executing this Contract and delivering an executed copy to the first party.
     IN WITNESS WHEREOF, the Parties have executed this Contract as of the date first above written, by their own hand and deed, and/or by their duly authorized representatives, each of which represents, by signing this Contract, personally represents and guarantees his authority to sign for the party indicated.

Western Diamond LLC	Western Mineral Development, LLC

/s/ Martin D. Wilson By: Martin D. Wilson, Manager	/s/ Martin D. Wilson By: Martin D. Wilson, Manager

Western Land Company, LLC

/s/ Martin D. Wilson By: Martin D. Wilson, Manager

EXHIBIT A
     The Property shall mean all of the coal reserves and real property described in, and conveyed, demised or otherwise granted in or under the following deeds and instruments, to Western Land Company, LLC and/or Western Diamond LLC, subject to all rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations, conveyances and exceptions of record, and to all rights of persons in possession, and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the property at such time, and further excluding any portion of the mineral reserves, mining rights, surface property or other real property associated with Armstrong’s Parkway Mine.:
     (i) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 369, in the Office of the Ohio County Clerk;
     (ii) The Partial Assignment of Coal Mining Lease from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC dated September 19, 2006, of record in Deed Book 363, page 428, in the Office of the Ohio County Clerk;
     (iii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 414, in the Office of the Ohio County Clerk;
     (iv) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 393, in the Office of the Ohio County Clerk;
     (v) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 403, in the Office of the Ohio County Clerk;
     (vi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 284, in the Office of the Muhlenberg County Clerk, and the Deed of Confirmation between Central States Coal Reserves of Kentucky, LLC, Western Diamond LLC and Armstrong Coal Reserves, Inc., dated September 30, 2007, of record in Deed Book 531, page 205, in the Office of the Muhlenberg County Clerk;
     (vii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 368, page 17, in the Office of the Ohio County Clerk, and the Deed of Correction between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Diamond LLC, of record in Deed Book 369, page 759, in the Office of the Ohio County Clerk;

     (viii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 320, in the Office of the Muhlenberg County Clerk;
     (ix) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 330, in the Office of the Muhlenberg County Clerk.
     (x) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 524, page 505, in the Office of the Muhlenberg County Clerk;
     (xi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 365, page 36, in the Office of the Ohio County Clerk;
     (xii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 524, page 523, in the Office of the Muhlenberg County Clerk, as amended and restated in Deed Book 527, page 186, in the Office of the Muhlenberg County Clerk;
     (xiii) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 365, page 57, in the Office of the Muhlenberg County Clerk;
     (xiv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, Ohio County Coal Company, LLC and Grand Eagle Mining, Inc. to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 367, page 1, in the Office of the Ohio County Clerk;
     (xv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 118, in the Office of the Muhlenberg County Clerk, as corrected by Deed of Correction dated September 30, 2007, of record in Deed Book 531, page 213, in the Office of the Muhlenberg County Clerk; and
     (xvi) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 161, in the Office of the Muhlenberg County Clerk.